EXHIBIT 99.1

Rockwell Medical Reports Fourth Quarter and Fiscal 2015 Results

WIXOM, Mich., Feb. 29, 2016 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (NASDAQ:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, reported results for the fourth quarter of 2015 and total 2015 year results.

Q4 2015 Financial Highlights

  Sales were $14.1 million, compared to $14.4 million in Q4 2014.
  Gross profit was $2.1 million, 3.3 % less than Q4 2014.
  Gross profit margins were 14.5%, compared to 17.8% in Q4 2014.
  SG&A expense was $6.1 million, compared $5.9 million in Q4 2014.
  R&D expense was $2.0 million compared to $1.7 million in Q4 2014.
  Net loss was ($5.8) million or ($0.12) per share, compared to ($6.4) million or ($0.14) per share in Q4 2014.
  Cash and investments were $70.7 million as of December 31, 2015 and in February 2016 we received a $4 million milestone payment under our license agreement with Wanbang Biopharmaceutical Co., Ltd.

2015 Financial Highlights

  Sales for 2015 were $55.4 million a 2.1% increase compared to $54.2 million in 2014.
  Gross profit increased to $8.9 million, a 4.6% increase over 2014.
  Gross profit margins increased to 16.1% compared to 15.8% in 2014.
  SG&A expense was $19.1 million, an increase of $0.8 million or 4.1% over 2014.
  R&D expense decreased to $5.0 million compared to $7.8 million in 2014.
  Net loss was ($14.4) million or ($0.29) per share, compared to ($21.3) million or ($0.52) per share in 2014.

2016 YTD Corporate Highlights

  Signed exclusive licensing and manufacturing supply agreements with Wanbang Biopharmaceutical Co., Ltd.  for the rights to commercialize Triferic and Calcitriol in the People's Republic of China.
  Filed an IND to investigate Triferic as a potential treatment for patients with iron-refractory, iron-deficiency anemia (IRIDA).

"We had an exceptional year in 2015,” stated Mr. Robert L. Chioini, Chairman and CEO of Rockwell. “We obtained FDA approval for Triferic, scaled-up manufacturing and launched our novel iron replacement drug in September. We have been educating customers large and small about Triferic’s clinical and cost-saving benefits and its convenient in-center use. We have also strengthened the foundation for the drug’s commercial success by developing new packaging, which provides economic benefit to our customers and Rockwell, and it should be commercially available in about 8 weeks. Importantly, we are working with CMS to obtain transitional add-on payment for Triferic which, if obtained, should have a positive impact on market adoption. We expect Triferic sales to grow considerably in 2016. Additionally, in advancing our global licensing strategy, we recently secured what we believe to be the best positioned pharmaceutical partner in China to commercialize Triferic for both hemodialysis and future therapeutic indications, along with Calcitriol, in what will become the single largest dialysis market in the world.” Mr. Chioini also stated, “We expect to have Calcitriol commercially available to customers in the U.S. near the end of April and we expect our product sales to start generating profits in 2016.”

Conference Call Information
Rockwell Medical will be hosting a conference call to review its fourth quarter 2015 results on Monday, February 29, 2016 at 4:30 pm ET. Investors are encouraged to call a few minutes in advance at (888) 500-6973, or for international callers (719) 457-2642, passcode # 4378039 or to listen to the call via webcast at the Rockwell Medical IR web page: http://ir.rockwellmed.com/

About Triferic
Triferic is a unique iron replacement product that is delivered to hemodialysis patients via dialysate, replacing the ongoing iron loss that occurs during their dialysis treatment. Triferic is added to the bicarbonate concentrate on-site at the dialysis clinic. Once in dialysate, Triferic crosses the dialyzer membrane and enters the blood where it immediately binds to transferrin and is transported to the erythroid precursor cells to be incorporated into hemoglobin. In completed clinical trials, Triferic has demonstrated that it can effectively deliver sufficient iron to the bone marrow and maintain hemoglobin, without increasing iron stores (ferritin). Please visit www.triferic.com or call Rockwell Medical at 800-449-3353 for more information.

About Rockwell Medical
Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s recent FDA approved drug Triferic is indicated for iron replacement and maintenance of hemoglobin in hemodialysis patients. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials, Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market.

Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three manufacturing/distribution facilities located in the U.S.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to launch Calcitriol and Triferic following FDA approval. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Triferic® is a registered trademark of Rockwell Medical, Inc.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three months and twelve months ended December 31, 2015 and 2014
(Unaudited)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 30, 2015	December 31, 2014	December 30, 2015	December 31, 2014
Sales	$14,132,637	$14,447,653	$55,350,702	$54,188,444
Cost of Sales	12,076,489	11,871,106	46,412,848	45,643,231
Gross Profit	2,056,148	2,576,547	8,937,854	8,545,213
Selling, General and Administrative	6,089,606	5,917,480	19,078,867	18,320,720
Research and Product Development	2,029,736	1,679,878	4,961,313	7,783,594
Operating Income (Loss)	(6,063,194)	(5,020,811)	(15,102,326)	(17,559,101)
Interest and Investment Income, net	293,238	187,144	681,876	386,257
Interest Expense	-	1,549,980	-	4,154,313
Income (Loss) Before Income Taxes	(5,769,956)	(6,383,647)	(14,420,450)	(21,327,157)
Income Tax Expense	-	-	-	-
Net Income (Loss)	$(5,769,956)	$(6,383,647)	$(14,420,450)	$(21,327,157)

Basic Earnings (Loss) per Share	($0.12)	($0.14)	($0.29)	($0.52)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of December 31, 2015 and 2014

ASSETS	December 31, 2015	December 31, 2014
Cash and Cash Equivalents	$31,198,182	$65,800,451
Investments Available for Sale	39,482,732	19,927,310
Accounts Receivable, net of a reserve of $75,000 in 2015 and $52,000 in 2014	5,046,733	4,472,002
Inventory	7,871,780	3,920,185
Other Current Assets	1,026,889	587,201
Total Current Assets	84,626,316	94,707,149

Property and Equipment, net	1,646,568	1,496,912
Intangible Assets	165,657	332,686
Goodwill	920,745	920,745
Other Non-current Assets	462,839	542,224
Total Assets	$87,822,125	$97,999,716

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable	$3,995,216	$5,294,515
Accrued Liabilities	3,831,356	4,325,997
Customer Deposits	264,879	183,890
Total Current Liabilities	8,091,451	9,804,402

Deferred License Revenue	17,410,852	19,492,520

Shareholders’ Equity:
Common Shares, no par value, 51,501,877 and 50,284,007 shares issued and outstanding	257,773,494	249,018,189
Accumulated Deficit	(194,538,176)	(180,117,726)
Accumulated Other Comprehensive Income	(915,496)	(197,669)
Total Shareholders’ Equity	62,319,822	68,702,794

Total Liabilities And Shareholders' Equity	$87,822,125	$97,999,716

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2015, 2014 and 2013

	2015	2014	2013

Cash Flows From Operating Activities:
Net (Loss)	$(14,420,450)	$(21,327,157)	$(48,783,312)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	822,294	996,321	1,007,411
Share Based Compensation – Non-employee	-	-	1,862,874
Share Based Compensation- Employees	8,887,977	10,094,685	5,849,196
Restricted Stock Retained in Satisfaction of Tax Liabilities	(2,912,859)	-	-
Loss on Disposal of Assets	5,281	7,338	16,410
Loss on Sale of Investments Available for Sale	58,095	1,223	-
Amortization of Debt Issuance Costs	-	882,716	227,059
Non-Cash Interest Expense	-	874,942	225,059

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(574,731)	106,317	(146,387)
(Increase) in Inventory	(3,951,595)	(1,120,537)	(150,009)
(Increase) Decrease in Other Assets	(360,303)	(13,466)	669,896
(Decrease) in Accounts Payable	(1,299,299)	(3,391,638)	(6,147,412)
(Decrease) in Other Liabilities	(413,652)	(2,345,486)	(5,295,738)
Deferred Distribution Agreement Income	-	20,000,000	-
Recognized Distribution Agreement Income	(2,081,668)	(507,480)	-
Changes in Assets and Liabilities	(8,681,248)	12,727,710	(11,069,650)
Cash (Used In) Provided By Operating Activities	(16,240,910)	4,257,778	(50,664,953)

Cash Flows From Investing Activities:
Purchase of Investments Available for Sale	(21,800,000)	(13,100,000)	(12,002,203)
Sale of Investments Available for Sale	1,468,656	4,976,000	-
Purchase of Equipment	(815,002)	(684,593)	(654,197)
Proceeds on Sale of Assets	4,800	-	6,898
Cash (Used In Investing Activities	(21,141,546)	(8,808,593)	(12,649,502)

Cash Flows From Financing Activities:
Proceeds from Issuance of Common Shares and Purchase Warrants	2,780,187	79,569,815	51,596,232
Proceeds from the Issuance of Notes Payable	-	-	20,000,000
Debt Issuance Costs	-	-	(1,109,776)
Payments on Notes Payable and Capital Lease Obligations	-	(21,100,000)	(2,280)
Cash Provided By Financing Activities	2,780,187	58,469,815	70,484,176

(Decrease) Increase In Cash	(34,602,269)	53,919,000	7,169,721
Cash At Beginning Of Period	65,800,451	11,881,451	4,711,730
Cash At End Of Period	$31,198,182	$65,800,451	$11,881,451

Michael Rice, Investor Relations; 646-597-6979